Exhibit 99.2

Company Strategy December 9, 2005

Agenda I. Corporate Objective II. Strategy Prior to Flowerfield Condemnation III.Current Composition of Asset IV. Corporate Strategy V. Questions

I. Corporate Objective

Situation Overview On November 2, 2005, SUNY -Stony Brook (“the University”) executed the condemnation of 245 acres of the Company’s Flowerfield propert As a result, the Company’s significant corporate assets now consist of:-10.93% limited partner interest in the Callery-Judge Grove, L.P. (“the Grove”)-68 acres of property in Smithtown, NY-$26.3 million Advance Payment receivable from the State of New York-Potential additional compensation from the State of New York relating to the Flowerfield condemnation

Corporate Objective Realize a shareholder liquidity event, in a reasonable amount of time, that maximizes shareholder value Proceed towards a shareholder liquidity event in a thoughtful and orderly fashion-Liquidity strategy, not a distressed liquidation-No fire sales of assets-Tax efficient action. The Board believes that an immediate liquidation of the Company’s assets at this time would not be in the best interest of our shareholders

II. Strategy Prior to Flowerfield Condemnation

Strategy Prior to Flowerfield Condemnation Unlock Flowerfield real estate value through residential golf course community development Beginning in late 2002 the University took steps suggesting an intent to condemn some or all of the Flowerfield property Company made effort to resolve disruption as quickly and favorably as possible and return corporate focus to realizing the value of Flowerfield November 2, 2005:Company receives a Notice of Appropriation stating that the University has taken title to 245 acres of Flowerfield

Gyrodyne Stock Price Performance Gyrodyne Stock Price Performance: January 1, 2002 -December 5, 2005Indexed Price: January 1, 2002 = 100 Gyrodyne Co. S&P 1500 Homebuilding Index MSCI US REIT Index S&P 500 (TR)

III. Composition of Corporate Assets

Composition of Corporate Assets The Company currently has four significant corporate assets:10.93% limited partner interest in the Callery Judge Grove, L.P. 68 acres of property in Smithtown, NY$26.3 million Advance Payment receivable from the State of New York Potential additional compensation from the State of New York relating to the Flowerfield condemnation

Limited Partnership Interest in the Grove
The Grove is just a few miles from the proposed Scripps Research Institute.
The Grove is strategically located in Palm Beach County, FL

Limited Partnership Interest in the Grove (cont’d)Based on independent 3rdparty appraisals rendered for the Grove partnership by Pine l Appraisal Services, Inc., the value of the Grove has shown a rapid appreciation in the past three years
$61 $76 $165 $0 $50 $100 $150 $200 $ in millions200320042005Appraised Value of the Grove 2005 appraisal of $165 mm prior to the proposed 8x increase in density.

Limited Partnership Interest in the Grove (cont’d)The rise in the Grove’s appraised value is largely attributable to land appreciation trends in Palm Beach County, Florida, not to the current income performance of the Grove Gyrodyne’s 10.93% limited partnership interest is currently not a liquid asset and would incur a significant discount if sold into the marketplace in the near term

68 Acres of Property in Smithtown, NY
68 acres remain after the condemnation

68 Acres of Property in Smithtown, NY (cont’d)The Company’s post condemnation Flowerfield holdings consist of:-Approximately 55 acres of undeveloped land zoned light industrial and residential-Approximately 10 acres of land with approximately 130,000 rentable square feet suitable for office, engineering, manufacturing, and warehouse use-3 one acre plots of land zoned for residential use

$26 Million Advance Payment Receivable from NY State $26.3 million payment is mandated to be paid by NY State as soon as “practicable” Company expects to receive payment in two to three months9% annual interest is accruing on the Advance Payment

Potential Additional Flowerfield Compensation The Company intends to vigorously pursue all avenues to recover additional compensation resulting from the Flowerfield condemnation, including litigation in the NY Court of Claims

IV. Corporate Strategy

Corporate Strategy Realize a shareholder liquidity event, in a reasonable amount of time, that maximizes shareholder value Proceed towards a shareholder liquidity event in a thoughtful and orderly fashion With the help of its advisors, the Company has developed a strategy that provides the flexibility that Gyrodyne needs to achieve these objectives

Corporate Strategy (cont’d)This strategy consists of four central elements-Pursue conversion to a REIT-Tax efficient disposition and redeployment of assets to promote a future shareholder liquidity event-Maximize value for the remaining 68 acres of Flowerfield-Vigorously pursue maximum value in potential additional Flowerfield condemnation paymentIn addition, Gyrodyne will direct its investment banker to assist in considering credible outside offers for the Company

Proposal Motivated by Present Tax Situation Gyrodyne is a “C” corporation subject to a federal and state tax of approximately 40 percent Gyrodyne shareholders are subject to a federal and state tax on Gyrodyne distributions of approximately 20 per Net proceeds to shareholders equals 48 percent$100 corporate income40corporate tax (40%)60 available for distribution12shareholder tax (20%)$ 48 remaining proceeds

Overview of Tax Benefits of Proposal Defers tax on condemnation proceeds Exempts operating income from corporate tax Exempts appreciation of assets post-REIT election from corporate tax Maximizes after tax proceeds to Gyrodyne shareholders

Convert to a REITA REIT is a company with certain tax advantages that manages a portfolio of real estate to earn profits for its shareholders BENEFITS OF REIT STATUS-Attractive form for an acquisition target-Asset appreciation post-REIT election not subject to a corporate tax-Not subject to tax on operating income-Distribute at least 90 percent of REIT taxable income to shareholders-Access to capital markets

Shareholder Tax: 12%Corporate Tax: 40%Net ShareholderProceeds:48%Tax Efficient Acquisition of Assets BENEFITS OF REINVESTING ADVANCE PAYMENT-Avoid corporate tax on Advance Payment proceeds-Allow flexibility in timing tax event MECHANICS OF REINVESTING ADVANCE PAYMENT-Comply with election mechanism-Deploy proceeds consistent with the Federal tax code-Consider timely extension request (at IRS’ discretion)An alternative to reinvesting, a dividend distribution of proceeds, results in a 52% aggregate tax.

Maximize Value for Remainder of Flowerfield The Company intends to resume its efforts to unlock the value of the remaining 68 acre Flowerfield property A residential golf course community is no longer feasible, however, any number of options remain

Realizing Value for the Grove Given the prospects for a ground breaking in 2007 and the trend of increasing value for the Grove, the Company needs to continue to assess its options Decision making powers reside with the General Partner The tax and economic consequences of a current sale and distribution are not efficient

Vigorously Seek Additional Condemnation Compensation The Company intends to initiate litigation in the NY Court of Claims within 30 to 60 days Unless a settlement is achieved, the trial is likely to take one to two years and is subject to appeal

V.  QUESTIONS

Forward-looking Statements Statements made during the comments of Mr. Lamb and Mr. Maroney, the power point presentation or otherwise at this meeting may include “forward-looking statements”. Certain risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital and other risks detailed from time to time in our SEC reports.